Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 9,300,000.00	0.0001381	$ 1,284.33
Fees Previously Paid
	Total Transaction Valuation:	$ 9,300,000.00
	Total Fees Due for Filing:			$ 1,284.33
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,284.33
Offering Note
[1]	Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 393,741 Shares (approximately 10.0% of the net assets of the FT Vest Total Return Income Fund: Series A4 as of November 28, 2025) based on a net asset value per Share as of close of business on November 28, 2025 of $23.62.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A